                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                        BRAUVIN INCOME PROPERTIES L.P. 6
                                (Name of Issuer)

                     UNITS OF LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                            ------------------------
                                 (CUSIP Number)

                                   May 3, 1999

             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed.

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

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                                  SCHEDULE 13G

----------------- -------------------------------------------------------------
CUSIP No.                                                    PAGE 2 OF 6 PAGES
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
1                 NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Everest Properties II, LLC
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [x]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
3                 SEC USE ONLY
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
4                 CITIZENSHIP OR PLACE OF ORGANIZATION
                            California
----------------- -------------------------------------------------------------
---------------------------- --------------------------------------------------
     NUMBER OF SHARES        5        SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             6        SHARED VOTING POWER
                                        540 Units

                             7        SOLE DISPOSITIVE POWER


                             8        SHARED DISPOSITIVE POWER
                                        540 Units
---------------------------- --------------------------------------------------
----------------- -------------------------------------------------------------
9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            540 Units
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                  [  ]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                               Approximately 6.9%
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
12                TYPE OF REPORTING PERSON
                            OO
----------------- -------------------------------------------------------------

                                  SCHEDULE 13G

----------------- -------------------------------------------------------------
CUSIP No.                                                    PAGE 3 OF 6 PAGES
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
1                 NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Everest Investors 9, LLC
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [x]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
3                 SEC USE ONLY
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
4                 CITIZENSHIP OR PLACE OF ORGANIZATION
                            California
----------------- -------------------------------------------------------------
---------------------------- --------------------------------------------------
     NUMBER OF SHARES        5        SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             6        SHARED VOTING POWER
                                        530 Units

                             7        SOLE DISPOSITIVE POWER


                             8        SHARED DISPOSITIVE POWER
                                        530 Units
---------------------------- --------------------------------------------------
----------------- -------------------------------------------------------------
9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            530 Units
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                  [ ]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                               Approximately 6.8%
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
12                TYPE OF REPORTING PERSON
                            OO
----------------- -------------------------------------------------------------

                                  SCHEDULE 13G

----------------- -------------------------------------------------------------
CUSIP No.                                                    PAGE 4 OF 6 PAGES
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
1                 NAME OF REPORTING PERSON
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               KM Investments, LLC
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a)  [ ]
                                                                       (b)  [x]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
3                 SEC USE ONLY
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
4                 CITIZENSHIP OR PLACE OF ORGANIZATION
                            California
----------------- -------------------------------------------------------------
---------------------------- --------------------------------------------------
     NUMBER OF SHARES        5        SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH
                             6        SHARED VOTING POWER
                                        10 Units

                             7        SOLE DISPOSITIVE POWER


                             8        SHARED DISPOSITIVE POWER
                                        10 Units
---------------------------- --------------------------------------------------
----------------- -------------------------------------------------------------
9                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                            10 Units
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                  [ ]
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                               Approximately 0.1%
----------------- -------------------------------------------------------------
----------------- -------------------------------------------------------------
12                TYPE OF REPORTING PERSON
                            OO
----------------- -------------------------------------------------------------

ITEM 1.  ISSUER.

     (a) The name of the subject company is Brauvin Income Properties L.P. 6 (the "Partnership").

     (b) The address of the principal executive offices of the Partnership is 30 N La Salle St., Suite 3100, Chicago, IL 60602.

ITEM 2.  PERSONS FILING.

     (a) The persons filing this statement on Schedule 13G (the "Statement") are Everest Investors 9, LLC and KM Investments, LLC, and their managing member, Everest Properties II, LLC.

     (b) The address of the principal place of business of each filing person is 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101.

     (c)  Each filing person is a California limited liability company.

     (d) This Statement relates to units of limited partnership interest (or assignee interests therein) in the Partnership ("Units").

     (e) Not applicable.

ITEM 3.  STATEMENT FILED PURSUANT TO:

     If this Statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

ITEM 4.  OWNERSHIP.

     The information required by this item is incorporated herein by reference from Items 5-11, inclusive, on the cover pages of this Statement. In addition, the Partnership has advised the persons filing this Statement that they may not have voting rights if the units are considered assignee interests only. The filing persons have reported beneficial ownership assuming that the Units have voting rights.

ITEMS 5-9.  [NOT APPLICABLE]

ITEM 10.  CERTIFICATION.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposed or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 4, 1999



                         EVEREST INVESTORS 9, LLC

                         By:      EVEREST PROPERTIES II, LLC, Manager


                                  By:  /s/ W. ROBERT KOHORST
                                       --------------------------
                                       W. Robert Kohorst
                                       President


                         KM INVESTMENTS, LLC

                         By:      EVEREST PROPERTIES II, LLC, Manager

                                   By:  /s/ W. ROBERT KOHORST
                                        --------------------------
                                        W. Robert Kohorst
                                        President


                         EVEREST PROPERTIES II, LLC

                         By:       /s/ W. ROBERT KOHORST
                                   --------------------------
                                   W. Robert Kohorst
                                   President